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                                                                   EXHIBIT 99(a)

                              FIRSTIER CORPORATION
                 11210 HURON STREET, NORTHGLENN, COLORADO 80234


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON ______, 2000


To the Shareholders of FirsTier Corporation:

     A Special Meeting of the holders of common stock of FirsTier Corporation, a Colorado corporation ("FirsTier"), will be held at ____ a.m. local time, on _________, 2000, at the corporate offices of FirsTier located at 11210 Huron Street, Northglenn, Colorado 80234. At the Special Meeting, the holders of FirsTier common stock will consider and vote upon:

         1. A proposal to approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 23, 2000, as amended, by and among Compass Bancshares, Inc., a Delaware corporation ("Compass"), Compass Acquisition, Inc., a Colorado corporation and wholly owned subsidiary of Compass ("Merger Sub"), and FirsTier, providing for, among other things, the merger ("Merger") of Merger Sub with and into FirsTier and, in connection therewith, the receipt by the holders of FirsTier common stock of shares of Compass common stock; and

         2. Such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors of FirsTier has fixed the close of business on ___________, 2000 as the record date for determining which shareholders are entitled to notice of, and to vote at, the Special Meeting or any adjournments thereof. Complete lists of such shareholders will be available for examination at the offices of FirsTier during normal business hours by any holder of FirsTier common stock, for any purpose relevant to the Special Meeting, beginning ____________, 2000.

     FirsTier shareholders may dissent from the Merger and obtain payment for their shares, as described in the accompanying Proxy Statement/Prospectus. A copy of Article 113 of the Colorado Business Corporation Act, which sets forth the rights of dissenters, is attached to the Proxy Statement/Prospectus as Appendix II.

     THE BOARD OF DIRECTORS OF FIRSTIER UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AND THE RELATED MERGER AGREEMENT. The affirmative vote of the holders of two-thirds of the outstanding shares of FirsTier common stock entitled to vote thereon is required to approve the Merger and the Merger Agreement. If you fail to vote, the effect will be a vote against the Merger and the Merger Agreement.

     Holders of FirsTier common stock, even if they expect to be present at the Special Meeting, are requested to sign, vote and date the enclosed proxy and return it promptly in the enclosed envelope. Any shareholder giving a proxy has the power to revoke it at any time prior to the Special Meeting. Shareholders who are present at the Special Meeting may withdraw their proxies and vote in person.

                                         By order of the Board of Directors,




                                         Michael J. Nelson
                                         Corporate Secretary


Northglenn, Colorado
____________, 2000


             DATED _____________, 2000 AND FIRST MAILED TO SHAREHOLDERS ON OR ABOUT ___________, 2000.